Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including additional amendments thereto) with respect to the Common Stock, par value $0.001 per share, of BNB Plus Corp., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 13, 2026.

OFF THE CHAIN LP

BY: OFF THE CHAIN CAPITAL, LLC, its MANAGER

By:	/s/ Tom Siegel
Name: Tom Siegel Title: Chief Financial Officer of Off the Chain Capital, LLC

OFF THE CHAIN CAPITAL, LLC

By:	/s/ Tom Siegel
Name: Tom Siegel Title: Chief Financial Officer of Off the Chain Capital, LLC